FOR IMMEDIATE RELEASE:                                                                                                                                              Feb. 26, 2010

NW Natural Reports Record Earnings for 2009
Establishes 2010 Guidance Range

2009 Full-Year & Fourth Quarter Financial & Operating Highlights
•
Full-year 2009 results improved over 2008, with record earnings of $2.83 per share on net income of $75.1 million, compared to earnings per share of $2.61 on net income of $69.5 million in 2008. The 8 percent increase in earnings per share and net income were mainly due to commodity cost sharing gains in 2009.

•	A five-year contract with the company’s union employees was ratified, providing new flexibility and cost controls.
•	Gill Ranch Storage received its Certificate of Public Convenience and Necessity permit from the California Public Utilities Commission and began construction.
•	Potential expansion of Mist Storage following favorable testing. The company anticipates marketing the 3-4 Bcf capacity in the first half of 2010.
•	Customers were refunded almost $36 million from gas cost savings, and residential rates were reduced 16 percent in Oregon and 22 percent in Washington.
•	The company’s Board of Directors raised the dividend by 5.1 percent, reflecting the 54th year of increasing dividends paid.
•	Medium term notes totaling $125 million were issued, further supporting the company’s liquidity and strong balance sheet.
•	Cash flow from operations increased approximately $206 million.
•
Fourth quarter results declined by 5 percent, with net income of $31.4 million, compared to 2008’s fourth quarter net income of $33.2 million. Earnings were $1.18 per share in 2009’s fourth quarter compared to $1.25 in 2008.

•	Company received favorable court ruling in January 2010 related to a property tax claim and refund owed the company of approximately $5 million, plus interest, which will be recognized in Q1 2010.

PORTLAND, ORE.—Feb. 26, 2010—Northwest Natural Gas Company, dba NW Natural (NYSE: NWN), today reported results of operations for the fourth quarter and full-year ended Dec. 31, 2009.  Full-year 2009 results improved over 2008, with earnings per share of $2.83 on net income of $75.1 million, compared to earnings per share of $2.61 on net income of $69.5 million in 2008.  For the fourth quarter, net income was $31.4 million, or $1.18 per share, compared to $33.2 million, or $1.25 per share in 2008.

“2009 was a remarkable year from many perspectives,” said Gregg Kantor, NW Natural’s President and Chief Executive Officer.  “In addition to record earnings, we continued to prepare the company for the future with a new labor agreement and a smaller workforce to better reflect today’s economic conditions. At the same time, we advanced our gas storage and pipeline projects, which will help us grow and diversify.”

Full Year (12 months) financial and operating highlights

Net income and earnings per share higher than 2008
For the 12-month period ending Dec. 31, 2009, earnings per share were a record $2.83 based on net income of $75.1 million, an 8 percent increase for both earnings per share and net income. Earnings per share in 2008 were $2.61 on net income of $69.5 million, with the increase in 2009 primarily due to gas commodity sharing benefits of $15.1 million, partially offset by higher pension, healthcare, incentive bonuses and severance costs.

In 2009, utility operations provided earnings per share of $2.48 on net income of $66.0 million, compared to earnings per share of $2.21 in 2008 on net income of $58.7 million, for a 12 percent increase.  Gas storage contributed 34 cents per share on net income of $8.9 million, compared to earnings per share of 31 cents on net income of $8.4 million last year. Other non-utility activities in 2009 contributed net income of $0.2 million, or 1 cent per share, compared to earnings of 9 cents per share on net income of $2.4 million last year, which included the sale of a non-core asset in the second quarter of 2008.

Company completes agreement with union
NW Natural and the company’s union employees adopted a new, five-year contract in July 2009 that provides employees fair wages and benefits and the company with additional operational flexibility and cost controls. Recognizing a lower-growth environment early in the year, the company reduced positions in areas associated with adding new customers, among other changes. By early 2010, about 100 positions had been eliminated, mainly through attrition and a voluntary severance program.

Gill Ranch Storage, Palomar pipeline, and Mist storage expansion updates
The Gill Ranch Storage facility received its Certificate of Public Convenience and Necessity permit from the California Public Utilities Commission during the fourth quarter. In early January, construction of the new underground natural gas storage facility in the Central Valley of California began, with a targeted in-service date by the end of the third quarter of 2010. Approximately 350 temporary jobs will be created locally in the Fresno area during the construction phase of the project. A targeted completion date of late third quarter 2010 will allow Gill Ranch Storage to begin operations for the 2010-11 heating season.

The 217-mile Palomar pipeline development project also remained active, with further regulatory and siting work performed during the year. The company is awaiting results from the Federal Energy Regulatory Commission on a draft environmental impact statement, as well as other required permit approvals.

Seismic survey testing was completed and engineering design was underway in the fourth quarter at NW Natural’s Mist storage field in northwest Oregon. The expansion is expected to add approximately 3-4 Bcf of storage and include additional compression and other pipeline work. The company expects to market capacity in the first half of 2010. Pending the results of this marketing effort, construction will commence on the Mist expansion in 2010 with a planned in-service date in late 2011.

Operational results for full-year
NW Natural’s total gas sales and transportation deliveries in 2009, excluding deliveries of gas stored for others, were 1.13 billion therms, compared to 1.26 billion therms in 2008, or 10 percent lower than last year, mainly due to warmer weather than the prior year and the effects of the economy on industrial customer usage. Utility margin increased by $19.4 million in 2009, mainly due to the company’s share of gas cost savings, and a regulatory adjustment for income taxes paid.

Sales to residential and commercial customers in 2009 were 668 million therms, compared to 694 million therms in 2008. The decline was primarily due to lower usage in the period resulting from 4 percent warmer weather than last year and customer conservation efforts. Residential and commercial margin was $299 million in the 2009 period, compared to $305 million in 2008, with the decrease primarily due to the impact of lower depreciation expense in rates. Margin includes the company’s decoupling and weatherization rate mechanisms in Oregon.  The impact of the company’s weatherization mechanism in Oregon reduced margin by $15 million in both 2009 and 2008, while the decoupling mechanism added $11.6 million to margin in 2009, compared to an addition to margin of $4.9 million in 2008.

Gas sales to industrial customers in 2009 were 463 million therms, compared to 566 million therms in 2008, with the 18 percent reduction mainly due to the slowdown in the regional and national economy. Industrial margin for the period decreased 7 percent compared to 2008, with the decrease due to the lower volumes, as well as the impact of the lower depreciation expense, but margin losses were not as high as volume reductions because a percentage of industrial margins are based on fixed monthly charges, rather than based on volumes used.

Gas costs for the year were lower than costs embedded in rates. Under the company’s gas cost incentive sharing, these lower gas costs contributed $15.1 million to margin in 2009, compared to a loss of $5.5 million last year.

Depreciation expense
The Oregon and Washington utility commissions approved the company's updated depreciation study late in 2008, which authorized lower depreciation rates on utility plant in Oregon and Washington with a corresponding decrease to customer rates effective Jan. 1, 2009. The margin decrease from lower depreciation rates is recognized unevenly each quarter because it is tied to volume-based rates, but the decrease in expense occurs evenly during the year. The decrease in expense from lower depreciation rates was partially offset by increased expense related to higher utility plant balances from capital additions.  On a full-year basis, the change in depreciation rates will have only a minimal impact on full-year earnings, but will cause quarterly differences in net income due to the timing of revenue and expense recognition.

Utility depreciation expense decreased $9.2 million in 2009, compared to 2008, due to the reduced depreciation rates approved by the Oregon and Washington utility commissions as discussed above.

Income tax expense
Income taxes increased $6.0 million in the 12 months ended Dec. 31, 2009 compared to 2008, primarily due to higher pre-tax income and a higher corporate income tax rate in Oregon.

Regulatory adjustment for taxes paid
Based on NW Natural’s regulated operations through Dec. 31, 2009, and including adjustments from prior tax years, the company recognized $5.9 million of incremental margin revenues, representing a difference of $5.5 million for federal and state income taxes paid in excess of taxes collected in rates for the 2009 tax year, plus accrued interest of $0.4 million. This indicated surcharge is primarily driven by the 2009 gains from gas cost savings.

Full-Year O&M costs impacted by higher results
Operations and maintenance costs for 2009 were $127.1 million versus $113.4 million in 2008. The increase was primarily related to higher pension and healthcare expenses, higher incentive bonus accruals based on improved operating results, voluntary severance costs, and higher accruals for bad debt write-offs. These expenses were partially offset by colder- than-average weather and reductions in payroll expense due to workforce and other reductions. Bad debt expense as a percent of revenues remained well below 1 percent at 0.4 percent for the 12 months ended Dec. 31, 2009.

Cash flow and capital structure for 2009
According to NW Natural’s Senior Vice President and Chief Financial Officer David H. Anderson, “Our results for the year were outstanding, especially considering the difficult economic environment. Our overall financial position remains strong and our liquidity position was strengthened with the issuances of $125 million of long-term debt earlier this year, and the recent maturity extension of $40 million from May 2012 to May 2013, bringing our entire $250 million credit facility to a maturity date of May 2013. Despite the economic challenges we faced last year, we feel the company is in a strong financial position as we start 2010.”

Cash provided by operations in 2009 was $240.3 million, compared to $34.7 million in the same period in 2008. The higher cash flows reflect improved financial results, income tax benefits from a change in tax accounting method, customer refunds, other positive working capital changes, and commodity cost savings compared to last year. Cash used in investing activities in 2009 totaled $162.1 million, compared to $109.8 million in the same period of 2008, with the increase due mainly to developmental costs at the Gill Ranch Storage facility.

NW Natural’s capitalization at Dec. 31, 2009 reflected 47.2 percent common equity, 43.0 percent long-term debt, and 9.8 percent short-term debt. This compared to 45.3 percent common equity, 36.8 percent long-term debt, and 17.9 percent short-term debt at Dec. 31, 2008. Cash on hand at Dec. 31, 2009 was $8.4 million, compared to $6.9 million last year.

J.D. Power ranks NW Natural customer satisfaction among the best
For the sixth consecutive year, NW Natural has ranked in the top two in the West for overall customer satisfaction in the J.D. Power and Associates Gas Utility Residential Customer Satisfaction Study. The company posted the second highest score in the nation among more than 75 participating gas utilities.

Customer growth
Although NW Natural's utility customer growth continued to be affected by the slowdown in new construction and conversions, the rate of decline appears to have stabilized. At Dec. 31, 2009, the company had approximately 668,000 customers, with an annual growth rate of 0.8 percent over the prior 12 months, which compares to 0.7 percent at Sept. 30, 2009, and 1.6 percent at Dec. 31, 2008. The company is focused on capitalizing on the competitive advantages of natural gas, as well as future applications of gas with new technology to increase market share within its service areas.

Fourth quarter financial and operating highlights

Net income and earnings per share
In the three-month period ending Dec. 31, 2009, net income decreased 5 percent to $31.4 million from $33.2 million in the fourth quarter of 2008. Earnings per share were 6 percent lower at $1.18, compared to $1.25 per share in 2008’s same period. The lower income was the result of higher O&M costs, which included higher expenses for pension, health care, bonuses and other employee-related costs, including a severance charge for a voluntary workforce reduction.

Utility operations contributed net income of $29.4 million ($1.11 per share) in the quarter, compared to $31.3 million ($1.18 per share) in the fourth quarter of 2008. Gas storage contributed $1.9 million in the quarter (7 cents per share), compared to $1.6 million (6 cents per share) in 2008.

Operational results
NW Natural’s total gas sales and transportation deliveries in the fourth quarter of 2009, excluding deliveries of gas stored for others were 354 million therms, down 3 percent from 364 million therms delivered in 2008. The decrease in total deliveries primarily resulted from a decline in industrial use due to a slower economy in 2009 than in the prior year. Sales to residential and commercial customers in the quarter were 233 million therms, compared to 219 million therms in the fourth quarter of 2008, for a 6 percent increase in usage. The increased residential usage resulted from weather that was 4 percent colder than last year and 7 percent colder than average, and customer growth.

Total margin from utility operations was approximately $115 million in the quarter, up from $114 million last year, with the increase due to customer growth and colder weather mentioned earlier.

O&M for the fourth quarter
O&M expenses for the quarter were 13 percent higher due to higher costs for pensions, health care, bonuses, higher employee related costs, bad debt, and voluntary severance charges.

Oregon Supreme Court tax ruling
The company has been involved in litigation with the Oregon Department of Revenue (ODOR) over whether certain inventories held for resale should be taxed as personal property. In January 2010, the Oregon Supreme Court ruled unanimously in the company’s favor, holding that these inventories were exempt from property tax. The ODOR has requested an extension in which to file a motion for reconsideration in the case. Under the Supreme Court ruling, the company is entitled to a refund of approximately $5.0 million, plus accrued interest since the 2002-03 tax years. The company will recognize this gain contingency in 2010.

Guidance established for 2010
NW Natural initiates full-year 2010 earnings per share guidance will be in the range of $2.60 to $2.75. The company's earnings guidance assumes normal weather conditions, continued customer growth, and no significant changes in prevailing regulatory policies. The company's outlook does not include forecasts of future gains or losses that may occur from the company's commodity cost sharing mechanism in Oregon, since the company cannot predict future gas cost increases or decreases with reasonable certainty. The company continues to target a dividend payout ratio of 60 to 70 percent of earnings.

Dividend declaration
The board of directors of NW Natural declared a quarterly dividend of 41.5 cents a share on the company’s common stock. The dividends were paid Feb. 15, 2010 to shareholders of record on Jan. 29, 2010. The current indicated annual dividend rate is $1.66 per share.

Presentation of results
In addition to presenting results of operations and earnings amounts in total, NW Natural has expressed certain measures in this press release on an equivalent cents per share basis. These amounts reflect factors that directly impact the company's earnings. In calculating these financial measures, we allocate income tax expense based on the effective tax rate. NW Natural believes this per share information is useful because it enables readers to better understand the impact of these factors on its earnings.

Conference call arrangements
As previously reported, NW Natural will conduct a conference call and webcast starting at 6:30 a.m. Pacific Time (9:30 a.m. Eastern Time) on Feb. 26, 2010 to review the company's financial results of operations for the three- and 12-months ended Dec. 31, 2009.

To hear the conference call live, dial 1-800-860-2442 from anywhere in the United States and 1-412-858-4600 from international points, including Canada. To access the recording, please call 1-877-344-7529 and enter the identification pass code (436163#). To hear the replay from international locations, please dial 1-412-317-0088.

To hear the conference by webcast, log on to NW Natural’s corporate website at www.nwnatural.com or through www.InvestorCalendar.com.

Forward-Looking Statements
This report, and other presentations made by NW Natural from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, goals, strategies, future events, estimated project expansion and completion dates, commodity costs, financial positions, customer growth, customer rates, depreciation rates, workforce levels or job creation, performance, regulatory actions, litigation, earnings expectations, expected dividend payout ratios, and other statements that are other than statements of historical facts.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.  Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A “Risk Factors”, and Part II, Item 7 and Item 7A “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosure about Market Risk” in the company’s most recent Annual Report on Form 10-K and quarterly reports filed thereafter.

Any forward-looking statement made by us in this report speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

All subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the company, also are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

About NW Natural
NW Natural is headquartered in Portland, Ore., and serves about 668,000 residential and business customers in Oregon and southwest Washington. It is the largest independent natural gas utility in the Pacific Northwest. The company has approximately $2.4 billion in total assets, which includes about 16 Bcf of underground gas storage capacity the company has developed within its service territory at Mist, Ore.  The company is also building a 20 Bcf underground gas storage facility in central California, is developing a 217-mile pipeline in Oregon to provide enhanced service and reliability, and is marketing expansion of the company’s Mist field by an additional 3-4 Bcf.

# # #

NORTHWEST NATURAL GAS COMPANY
Comparative Income Statement
(Consolidated - Unaudited)

	Three Months Ended
(Thousands, except per share amounts)	12/31/09	12/31/08	Change	% Change
Gross Operating Revenues	$ 309,442	$ 349,205	$ (39,763)	(11%)
Net Income	$ 31,406	$ 33,180	$ (1,774)	(5%)
Basic Average Shares of Common Stock Outstanding	26,520	26,477	43	-
Basic Earnings Per Share of Common Stock	$ 1.18	$ 1.25	$ (0.07)	(6%)
Diluted Earnings Per Share of Common Stock	$ 1.18	$ 1.25	$ (0.07)	(6%)

	Twelve Months Ended
(Thousands, except per share amounts)	12/31/09	12/31/08	Change	% Change
Gross Operating Revenues	$ 1,012,711	$ 1,037,855	$ (25,144)	(2%)
Net Income	$ 75,122	$ 69,525	$ 5,597	8%
Basic Average Shares of Common Stock Outstanding	26,511	26,438	73	-
Basic Earnings Per Share of Common Stock	$ 2.83	$ 2.63	$ 0.20	8%
Diluted Earnings Per Share of Common Stock	$ 2.83	$ 2.61	$ 0.22	8%

NORTHWEST NATURAL GAS COMPANY
Consolidated Balance Sheets (unaudited)	December 31,	December 31,
Thousands	2009	2008
Assets:
Plant and property:
Utility plant	$ 2,216,112	$ 2,142,988
Less accumulated depreciation	682,060	659,123
Utility plant - net	1,534,052	1,483,865
Non-utility property	146,622	74,506
Less accumulated depreciation and amortization	10,540	9,314
Non-utility property - net	136,082	65,192
Total plant and property	1,670,134	1,549,057
Current assets:
Cash and cash equivalents	8,432	6,916
Restricted cash	35,543	4,118
Accounts receivable	77,438	81,288
Accrued unbilled revenue	71,230	102,688
Allowance for uncollectible accounts	(3,125)	(2,927)
Regulatory assets - current	29,954	147,319
Fair value of non-trading derivatives	6,504	4,592
Inventories:
Gas	71,672	86,134
Materials and supplies	9,285	9,933
Income taxes receivable	-	20,811
Prepayments and other current assets	21,302	20,098
Total current assets	328,235	480,970
Investments, deferred charges and other assets:
Regulatory assets - non-current	316,536	288,470
Fair value of non-trading derivatives	843	146
Other investments	67,365	53,231
Restricted cash	-	901
Other	16,139	5,377
Total investments, deferred charges and other assets	400,883	348,125
Total assets	$ 2,399,252	$ 2,378,152
Capitalization and liabilities:
Capitalization:
Common stock	$ 337,361	$ 336,754
Earnings invested in the business	328,712	296,005
Accumulated other comprehensive income (loss)	(5,968)	(4,386)
Total common stock equity	660,105	628,373
Long-term debt	601,700	512,000
Total capitalization	1,261,805	1,140,373
Current liabilities:
Short-term debt	102,000	248,000
Long-term debt due within one year	35,000	-
Accounts payable	123,729	94,422
Taxes accrued	21,037	12,455
Interest accrued	5,435	2,785
Regulatory liabilities - current	46,628	20,456
Fair value of non-trading derivatives	19,643	136,735
Other current and accrued liabilities	39,097	36,467
Total current liabilities	392,569	551,320
Deferred credits and other liabilities:
Deferred income taxes and investment tax credits	300,898	257,831
Regulatory liabilities - non-current	248,622	228,157
Pension and other postretirement benefit liabilities	127,687	138,229
Fair value of non-trading derivatives	3,193	21,646
Other	64,478	40,596
Total deferred credits and other liabilities	744,878	686,459
Total capitalization and liabilities	$ 2,399,252	$ 2,378,152

NORTHWEST NATURAL GAS COMPANY
Consolidated Statements of Cash Flows (unaudited)
Thousands (year ended December 31)	2009	2008
Operating activities:
Net income	$ 75,122	$ 69,525
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	62,814	72,159
Deferred income taxes and investment tax credits	36,775	50,192
Undistributed gains from equity investments	(1,329)	(667)
Deferred gas costs - net	36,819	(45,291)
Gain on sale of non-utility investments	(45)	(1,737)
Income from life insurance investments	(3,416)	(2,190)
Contributions to qualified defined benefit pension plans	(25,000)	-
Non-cash expenses related to qualified defined benefit pension plans	9,914	2,855
Deferred environmental expenditures	(10,069)	(8,179)
Settlement of interest rate hedge	(10,096)	-
Deferred regulatory costs and other	(15,029)	(9,347)
Changes in working capital:
Accounts receivable and accrued unbilled revenue - net	35,506	(36,493)
Inventories of gas, materials and supplies	15,110	(16,123)
Income taxes receivable	20,811	(20,811)
Prepayments and other current assets	(1,204)	363
Accounts payable	1,188	(24,540)
Accrued interest and taxes	11,232	(724)
Other current and accrued liabilities	1,232	5,729
Cash provided by operating activities	240,335	34,721
Investing activities:
Investment in utility plant	(91,201)	(96,582)
Investment in non-utility property	(43,923)	(7,416)
Proceeds from sale of non-utility investments	120	7,531
Proceeds from life insurance	2,255	208
Net proceeds (contributions) from non-utility equity investments	1,600	(7,450)
Restricted cash	(30,524)	(5,006)
Other	(468)	(1,110)
Cash used in investing activities	(162,141)	(109,825)
Financing activities:
Common stock issued (purchased), net of expenses	(375)	2,310
Long-term debt issued	125,000	-
Long-term debt retired	(300)	(5,000)
Change in short-term debt - net	(158,851)	117,751
Cash dividend payments on common stock	(42,415)	(40,178)
Other	263	1,030
Cash provided by (used in) financing activities	(76,678)	75,913
Increase in cash and cash equivalents	1,516	809
Cash and cash equivalents - beginning of period	6,916	6,107
Cash and cash equivalents - end of period	$ 8,432	$ 6,916

Supplemental disclosure of cash flow information:
Interest paid	$ 36,762	$ 37,669
Income taxes paid	$ 10,000	$ 12,300

NORTHWEST NATURAL GAS COMPANY
Financial Highlights
(Unaudited)
Fourth Quarter - 2009
	3 Months Ended			12 Months Ended
	December 31,			December 31,
(Thousands, except per share amounts)	2009	2008	% Change	2009	2008	% Change
Gross Operating Revenues	$ 309,442	$ 349,205	(11%)	$ 1,012,711	$ 1,037,855	(2%)
Cost of Sales	182,304	223,248	(18%)	611,168	656,568	(7%)
Revenue Taxes	7,435	8,286	(10%)	24,656	25,072	(2%)
Net Operating Revenues	119,703	117,671	2%	376,887	356,215	6%
Operating Expenses:
O&M	35,856	31,628	13%	127,104	113,360	12%
General Taxes	6,773	6,065	12%	28,253	26,660	6%
D&A	16,110	18,384	(12%)	62,814	72,159	(13%)
Total Operating Expenses	58,739	56,077	5%	218,171	212,179	3%
Income from Operations	60,964	61,594	(1%)	158,716	144,036	10%
Other Income and Expense - net	854	992	(14%)	3,714	3,746	(1%)
Interest Charges - net of amounts capitalized	10,589	9,927	7%	40,637	37,579	8%
Income before IncomeTaxes	51,229	52,659	(3%)	121,793	110,203	11%
Income Tax Expense	19,823	19,479	2%	46,671	40,678	15%
Net Income	$ 31,406	$ 33,180	(5%)	$ 75,122	$ 69,525	8%
Common Shares Outstanding:
Average for Period - basic	26,520	26,477		26,511	26,438
Average for Period - diluted	26,591	26,642		26,576	26,594
End of Period	26,533	26,501		26,533	26,501
Earnings per Share:
Basic	$ 1.18	$ 1.25		$ 2.83	$ 2.63
Diluted	$ 1.18	$ 1.25		$ 2.83	$ 2.61
Dividends Paid Per Share	$ 0.415	$ 0.395		$ 1.60	$ 1.52
Book Value Per Share - end of period	$ 24.88	$ 23.71		$ 24.88	$ 23.71
Market Closing Price - end of period	$ 45.04	$ 44.23		$ 45.04	$ 44.23
Balance Sheet Data - end of period:
Total Assets	$ 2,399,252	$ 2,378,152		$ 2,399,252	$ 2,378,152
Common Stock Equity	$ 660,105	$ 628,373		$ 660,105	$ 628,373
Long-Term Debt (including amounts due in one year)	$ 636,700	$ 512,000		$ 636,700	$ 512,000
Operating Statistics:
Total Customers - end of period	667,794	662,341		667,794	662,341
Gas Deliveries (therms)
Res. & Comm. Customers	232,751	219,032		668,460	694,318
Industrial Firm	10,662	12,543		39,447	47,340
Industrial Interruptible	17,023	21,049		72,525	87,484
Transportation	93,801	110,890		350,933	431,609
Total	354,237	363,514		1,131,365	1,260,751
Gas Revenues
Res. & Comm. Customers	$ 268,721	$ 299,945		$ 848,541	$ 865,783
Industrial Firm	10,193	13,736		41,407	46,579
Industrial Interruptible	12,775	18,757		62,116	68,978
Transportation	3,466	3,578		13,635	14,288
Regulatory adjustment for income taxes	2,114	375		5,884	1,760
Other Revenues	7,681	8,877		21,166	21,784
Total	$ 304,950	$ 345,268		$ 992,749	$ 1,019,172
Cost of Gas Sold	$ 182,285	$ 223,225		$ 611,088	$ 656,504
Revenue Taxes	$ 7,435	$ 8,286		$ 24,656	$ 25,072
Net Operating Revenues (Utility Margin)	$ 115,230	$ 113,757		$ 357,005	$ 337,596
Degree Days
Average (25-year average)	1,614	1,614		4,265	4,285
Actual	1,724	1,659		4,383	4,576
Colder (Warmer) than Average	7%	3%		3%	7%